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                                    EXHIBIT 4



                               TIB FINANCIAL CORP.


                         INCENTIVE STOCK OPTION PLAN AND
                         NONSTATUTORY STOCK OPTION PLAN
                  AS AMENDED AND RESTATED AS OF AUGUST 31, 1996



                                   WITNESSETH:

         WHEREAS, the TIB Financial Corp. Incentive Stock Option Plan and Nonstatutory Stock Option Plan (the "Plan") was adopted by TIB Bank of the Keys (the "Bank") with an effective date of March 22, 1994; and

         WHEREAS, pursuant to the terms of the Plan, certain options have been granted to employees of the Bank to acquire shares of the common stock of the Bank; and

         WHEREAS, the Boards of Directors of the Bank and TIB Financial Corp. (the "Holding Company") have authorized a corporate reorganization pursuant to which shares of Bank common stock will be exchanged for shares of Holding Company stock; and

         WHEREAS, the Boards of Directors of the Bank and the Holding Company are now desirous of amending the Plan to reflect the change in the stock which comprises the subject matter of the Plan.

         NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to read as follows:

         1.       PURPOSE AND SCOPE

                  The purpose of this Plan is to promote the interests of the Bank and the shareholders of the Holding Company by strengthening the ability of the Bank to attract and retain key officers and directors by furnishing additional incentives whereby such present and future officers, key employees and directors may be encouraged to acquire, or to increase their acquisition of, the Stock, thus maintaining their personal and proprietary interest in the Bank's continued success and progress. The Plan provides for the grant of Incentive Stock Options and the grant of Nonstatutory Stock Options in accordance with the terms and conditions set forth below.

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         2.       DEFINITIONS

                      Unless otherwise required by the context:

         2.01     "BOARD" shall mean the Board of Directors of the Holding
Company.

         2.02 "COMMITTEE" shall mean the Stock Option Plan Committee, which consists of three members appointed by the Board.

         2.03 "BANK" shall mean TIB Bank of the Keys, a Florida corporation, and any subsidiary corporation thereof.

         2.04 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         2.05 "HOLDING COMPANY" shall mean TIB Financial Corp., a Florida corporation which owns 100 percent of the Bank.

         2.06 "INCENTIVE STOCK OPTION" shall mean a right to purchase stock, granted pursuant to the Plan, which qualifies under Section 422 of the Code and Treasury Regulations issued thereunder.

         2.07 "NONSTATUTORY STOCK OPTION" shall mean a right to purchase Stock, granted pursuant to the Plan, which does not qualify under Section 422 of the Code and Treasury Regulations issued thereunder.

         2.08 "OPTION" shall mean either an Incentive Stock Option or Non-statutory Stock Option.

         2.09 "OPTION PRICE" shall mean the purchase price for Stock under an Incentive Stock Option or Nonstatutory Stock Option, as determined in
Section 6 below.

         2.10 "PARTICIPANT" shall mean anyone to whom an Incentive Stock Option or Nonstatutory Stock Option is granted under the Plan.

         2.11 "PLAN" shall mean this TIB Bank of the Keys Incentive Stock Option Plan and Nonstatutory Stock Option Plan, as amended and restated, and as hereafter amended from to time.

         2.12     "STOCK" shall mean the common stock of TIB Financial Corp.


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         3.       STOCK TO BE OPTIONED

                  Subject to the provisions of Section 14 of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 978,000 shares. Such shares may be treasury, or authorized, but unissued, shares of Stock. If any Incentive Stock Option or Nonstatutory Stock Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares not purchased shall again be available for option for the purposes of the Plan.

         4.       ADMINISTRATION

                  The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to the participation in the Plan by employees and directors of the Bank, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

         5.       ELIGIBILITY

                  The Board, upon recommendation of the Committee, may grant Nonstatutory Stock Options to any director and Incentive Stock Options or Nonstatutory Stock Options to any officer, key executive, administrative or other employee (including an employee who is a director of the Bank). Options may be awarded by the Board at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, upon recommendation by the Committee shall determine. Options granted at different times need not contain similar provisions.

         6.       OPTION PRICE

                  The purchase price for stock under each Nonstatutory Stock Option shall be 100 percent of the fair market value of the Stock at the time the Option is granted, unless the Committee determines otherwise. Except as set forth in Section 8.02 hereof, the purchase price for stock under each Incentive Stock Option shall be 100 percent of the fair market value of the Stock at the time the Incentive Stock Option is granted, unless the Committee determines otherwise.

         7.       TERMS AND CONDITIONS OF OPTIONS

                  Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by a Stock Option Agreement in such form as the Board, upon recommendation

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of the Committee, shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions.

         7.01 EMPLOYMENT AGREEMENT. The Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, or to render services to, the Bank for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Bank, however, any obligation to employ the Participant for any period of time.

         7.02 NON-COMPETITION. The Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant agree not to compete with the Bank for a specific period of time and/or within a specific geographic area.

         7.03 TIME AND METHOD OF PAYMENT. The Option Price shall be paid in cash at the time an Option is exercised under the Plan. Promptly after the exercise of an Option and the payment of the full Option Price in cash, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such shares of Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         7.04 NUMBER OF SHARES. Each Option shall state the total number of shares of Stock to which it pertains.

         7.05 OPTION PERIOD AND LIMITATIONS ON EXERCISE OF OPTIONS. The Board may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. Except as provided in the Option Agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the expiration of ten years from the date it is granted. No Option may be exercised for a fractional share of Stock.

         8.       PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS

                  It is intended that Incentive Stock Options granted under the Plan shall constitute Incentive Stock Options within the meaning of Section 422 of the Code. The following provisions are applicable to any Incentive Stock Option granted under the Plan.

         8.01 TERM OF INCENTIVE STOCK OPTION. No Incentive Stock Option shall be exercisable prior to the date one year, or after the date ten years, from the date such Incentive Stock Option is granted.

         8.02 TEN PERCENT SHAREHOLDER. Notwithstanding any other provision herein contained, no Participant may receive an Incentive Stock Option under the Plan if such Participant, at the time the award is granted, owns (as defined in Section 424(d) of the Code)

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stock possessing more than ten percent of the total combined voting power of all classes of stock of the Holding Company, unless the Option Price for such Incentive Stock Option is at least 110 percent of the fair market value of the Stock subject to such Incentive Stock Option on the date of the grant and such Incentive Stock Option is not exercisable after the date five years from the date such Incentive Stock Option is granted.

         8.03 LIMITATION ON AMOUNTS. The aggregate fair market value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

         8.04 GRANT OF INCENTIVE STOCK OPTION. An Incentive Stock Option granted pursuant to this Plan must be granted within ten years from the date the Plan was adopted or the date the Plan was approved by Bank shareholders, whichever was earlier.

         9.       EXERCISE OF OPTIONS

                  The Committee, in granting Options hereunder, shall have discretion to determine the terms upon which such Options shall be exercisable, subject to the applicable provisions of the Plan. Notwithstanding the generality of the foregoing, however, if a Participant is (1) discharged from employment with the Bank, or (2) in the case of a director who is not an employee of the Bank, removed from the Board, in either case, for "just cause" (as hereinafter defined) at any time, any unexercised Option, or portion thereof, held by such Participant, shall be forfeited. For this purpose, "just cause" shall mean theft, fraud, or embezzlement, as determined by a court of competent jurisdiction, or willful misconduct causing property damage to the Bank of at least $5,000, as determined by the Committee.

         10.      TERMINATION OF EMPLOYMENT

                  Following the date of cessation of employment with the Bank, a Participant may, at any time within three months following his cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any Option be exercisable more than ten years from the date it was granted. In the sole discretion of the Committee, the Stock Option Agreement may provide that should the Participant engage in employment or activities contrary, in the opinion of the Committee, to the best interests of the Bank or any of its subsidiaries, then any Option grant to the Participant pursuant to the terms of this Plan shall be deemed null and void as of the date of such grant. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Bank or a subsidiary, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.


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         11.      RIGHTS IN EVENT OF DEATH

                  If a Participant dies while employed by the Bank, or any of its subsidiaries, or within three months after having retired with the consent of the Bank or any of its subsidiaries, without having fully exercised his Options, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten years from the date they were granted.

         12.      NO OBLIGATIONS TO EXERCISE OPTION

                  The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

         13.      NON-ASSIGNABILITY

                  Options shall not be transferable other than by will or under applicable state laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

         14.      EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

                  The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, and the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Holding Company. If the Holding Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Holding Company, or upon a merger or consolidation in which the Holding Company is not the surviving corporation, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section 11 to exercise an Option) may have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Options in whole or in part, regardless of the extent to which the Participant's Options are otherwise vested under the terms of the Plan.

         15.      EFFECT OF REORGANIZATION

                  Notwithstanding anything in Section 14 hereof to the contrary, unexercised Options outstanding as of the effective date of this Amendment and Restatement shall continue

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in full force and effect; provided, that upon exercise of the Option, the
Participant in question shall receive, in exchange for payment to the Holding Company of the aggregate Option Price set forth in the Option, the number of shares of Stock he would have had on the date of exercise had the shares of Bank common stock subject to such Option been purchased for the same aggregate price at the date the Option was granted and had not been disposed of, taking into consideration the reorganization of the Bank and the Holding Company and the share exchange effected in consummation thereof.

         16.      AMENDMENT AND TERMINATION

                  Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the earlier of the date of the Plan's adoption by the Board or approval by the Bank shareholders. Termination of the Plan shall not affect any Option previously granted.

                  With respect to any shares of Stock to which Options have not been granted under the Plan, the Board, without further action on the part of the shareholders of the Holding Company, may from time to time alter, amend, or suspend certain provisions of the Plan except that it may not, without the approval of the shareholders of the Holding Company: (i) change the number of shares of Stock available for grant under the Plan (ii) extend the duration of the Plan, (iii) increase the maximum term of Incentive Stock Options under the Plan, (iv) decrease the minimum Option Price of Incentive Stock Options, (v) change the class of Bank employees eligible to be granted Incentive Stock Options under the Plan, or (vi) effect a change relating to Incentive Stock Options granted under the Plan which is inconsistent with Section 422 of the Code or Treasury Regulations issued thereunder.

         17.      AGREEMENT AND REPRESENTATION OF EMPLOYEES

                  As a condition to the exercise of any portion of an Option, the Holding Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Holding Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

         18.      RESERVATION OF SHARES OF STOCK

                  The Holding Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Holding Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Holding Company for the lawful issuance and sale of its Stock hereunder shall relieve

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the Holding Company of any liability in respect to the failure to issue or sell
Stock as to which the requisite authority has not been obtained.

         19.      WITHHOLDING TAXES

                  Whenever under the Plan shares of Stock are to be issued upon the exercise of Options thereunder, the Holding Company shall have the right to require the Optionee to remit to the Holding Company an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to the delivery of any stock certificate or certificates for such shares. Whenever under the Plan payments are made in cash, such payment shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements.

         20.      EFFECTIVE DATE OF PLAN

                  The Plan was initially effective March 22, 1994, and shall be effective, as amended and restated, on August 31, 1996.















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